EXHIBIT 10.8

                 SECOND LEASE AMENDMENT AND EXTENSION AGREEMENT

        This SECOND LEASE AMENDMENT AND EXTENSION AGREEMENT (this "Amendment") is made and entered into as of the 29"' day of January, 2001, by and between WALT DISNEY WORLD CO., a Florida corporation, as lessor ("Lessor"), and PHYSIOLOGIC REPS INC., a California corporation, as lessee ("Lessee").

                                   WITNESSETH:

         WHEREAS, Lessee and Lessor's predecessor in interest, The Prudential Insurance Company of America ("Original Lessor"), a New Jersey corporation, entered into that certain Standard Industrial Lease - Net dated as of October 7, 1993, as amended by that certain First Amendment of Lease, dated as of November 9, 1993, entered into by and between Original Lessor and Lessee (as amended, the "Lease"), pursuant to which, upon the terms and conditions contained therein, Lessee leases from Lessor that certain property more commonly known as 932 Grand Central Avenue, Glendale, California 91201, and comprised of an approximately 14,400 square foot building (the "Building") and related land and parking improvements (collectively, the "Premises").

         WHEREAS, the initial term of the Lease shall expire as of July 14, 2001.

         WHEREAS, Lessee has timely exercised Lessee's sole renewal option pursuant to Paragraph 63 of the Lease and Lessor and Lessee desire to memorialize the extension of the term of the Lease pursuant thereto for an additional five (5) year period, which extension shall be on the same terms and conditions as set forth in the Lease, except as expressly modified by the terms of this Amendment.

        NOW, THEREFORE, for and in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to them in the Lease.

         2. Extension of Term. The term of the Lease is hereby extended for a period of five (5) years (the "Option Term") commencing on July 15, 2001 (the "Option Term Commencement Date") and terminating, unless sooner terminated pursuant to the terms of the Lease, on July 14, 2006 (the "Option Term Expiration Date").

         3. No Remaining Renewal Options. Lessor and Lessee hereby acknowledge and agree that the extension of the Lease term granted pursuant hereto is pursuant to Lessee's timely exercise of Lessee's sole option right, as set forth at Paragraph 63 of the Lease, and Lessee further acknowledges and agrees that Lessee has no remaining options to extend the Lease term.
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         4. Base Rent. Effective as of the Option Term Commencement Date, the
 monthly Base Rent during the Option Term shall be an amount equal to Twelve Thousand Nine Hundred Sixty and No/100 Dollars ($12,960.00) (the "Option Term Base Rent"), which shall be subject to annual increase pursuant to Paragraph 64 of the Lease.

         5. Right to Require Quarterly Advance Payment of Rent. Lessor and Lessee hereby covenant and agree that, in addition to all other rights and remedies available to Lessor under the Lease and at law, in the event that Lessee fails to timely make any and all payments due under the Lease during the remainder of the initial term or the Option Term, then Lessor shall have the right to immediately require that all rental payments due under the Lease be made in advance on a quarterly basis throughout the remainder of the initial term and/or the Option Term, as applicable.
          6. Increased Securitv_Deposit On or prior to the Option Term Commencement Date, Lessee shall deposit with Lessor an additional security deposit in an amount equal to Three Thousand Six Hundred and No/l00 Dollars ($3,600.00) such that the amount of the security deposit held by Lessor shall be equal to the Option Term Base Rent in accordance with Paragraph 5 of the Lease.

          7. Tenant Improvement Allowance. Lessor hereby covenants and agrees to provide Lessee with an improvement allowance in an amount equal to up to Two Thousand Four Hundred and No/100 Dollars ($2,400.00) (the "Tenant Improvement Allowance"), which amount Lessor shall reimburse to Lessee for Lessee's costs and expenses incurred in the installation of a fence (the "Fencing Work") around the parking improvements portion of the Premises upon receipt from Lessee of a receipt or receipts for such installation, together with any supporting documentation that Lessor shall reasonably require; provided, however, that (i) Lessor's obligations to reimburse Lessee for the Fencing Work pursuant to this Section 7 shall (x) be excused during and throughout any period during which Lessee is in material default under Paragraph 13.1 of the Lease, and (y) in no event be deemed an assumption by Lessor of any obligations to provide security services to the Premises or to ensure the safety or security of the parking improvements portion of the Premises, and (z) in no event be deemed a guaranty by Lessor of, or a representation by Lessor as to the quality or fitness of the Fencing Work or the compliance thereof with any applicable laws, codes, rules and/or regulations; and (ii) in the event that there are any outstanding (past due and payable) monies due to Lessor pursuant to the Lease at the time that Lessee submits its request for reimbursement of the Tenant Improvement Allowance, then Lessor may, at Lessor's sole discretion, elect to apply the amount of the Tenant Improvement Allowance requested to he reimbursed to Lessee (and reasonably evidenced by supporting invoices) to such outstanding monies, rather than paying such amount to Lessee, and Lessee hereby acknowledges and agrees that such application of the Tenant Improvement Allowance shall satisfy Lessor's obligations to provide the Tenant Improvement Allowance pursuant to this Section 7. Lessee hereby acknowledges and agrees that Lessee shall be responsible for all costs of the Fencing Work in excess of the Tenant Improvement Allowance and Lessee hereby covenants and agrees to perform the Fencing Work at all times in accordance with Paragraphs 7.5 and 49 of the Lease.
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          8. Roof Replacement. Lessor hereby covenants and agrees that Lessor shall, prior to the Option Term Commencement, Date, at Lessor's sole cost and expense, replace the roof on the Building; provided, however, that Lessor's obligations pursuant to this Section 8 shall be excused during and throughout any period during which Lessee is in material default under
  Paragraph 13.1 of the Lease.

         9. Broker Commissions. Lessee and Lessor each represent and warrant to the other that neither has had any dealings with any person, firm, broker or finder in connection with the negotiation of this Amendment and/or the consummation of the transaction contemplated hereby, other than CB Richard Ellis, Inc. (the "Lessor's Broker"), and, other than Lessor's Broker, no broker or other person, firm or entity is entitled to any commission or finder's fee in connection with said transaction. Lessee and Lessor do each hereby indemnify and hold the other harmless from and against any costs, expenses, attorneys' fees or liability for compensation, commission or charges that may be claimed by any broker, finder or other similar party, other than Lessor's Broker, by reason of any dealings or actions of the indemnifying party. This indemnity shall survive the expiration or earlier termination of the Lease or this Amendment.

          10. No Relocation Benefits. Lessee acknowledges and agrees chat the consideration provided to Lessee pursuant to the terms of the Lease, as amended hereby, includes any and all compensation, damages and benefits to which Lessee and its shareholders, officers, directors, employees, agents, successors, assigns, predecessors, partners, principals, guarantors, attorneys and representatives might be entitled to or arising out of the California Relocation Assistance Act (Government Code Section 7260 et seq.) including, but not limited to, actual moving expenses, fixed payment in lieu thereof, loss of goodwill, direct losses of tangible personal property, costs or re-establishment and any other relocation benefits of any kind; provided, however, that (1) nothing herein shall be deemed to modify, lessen, or otherwise waive Lessor's obligations pursuant to subsections (b) and (c) of Paragraph 67 of the Lease with respect to any exercise by Lessor of its relocation right pursuant thereto; and (ii) nothing contained in this Section 10 shall be deemed to affect or impair Lessee's rights to any and all compensation, damages and benefits to which Lessee might be entitled to under or arising out of the California Relocation Assistance Act during the term of the Lease (including the Option Term and any additional extension term(s) agreed to in writing by Lessor and Lessee).

          11. Notices. Lessor and Lessee hereby acknowledge and agree that as of the date hereof Paragraphs 23 and 54 of the Lease shall be replaced in their entirety by the following notice provision:

Notices. Any notice given pursuant to this Lease shall be personally delivered, delivered by Federal Express or comparable overnight courier, providing written evidence of delivery, or delivered by U.S. registered or certified mail, return receipt requested, postage prepaid and sent to Lessor and Lessee at the following addresses:
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LESSOR:             Grand Central Business Centre 512 Paula Avenue, Suite B
                    Glendale, CA 91201 Attention: Property Manager

       With a copy to:

                    Walt Disney World Co.
                    c/o Disney Worldwide Services, Inc. -
                        CRE Attention: Lease Administration
                    500 South Buena Vista Street
                    Burbank, CA 91521-2680

       With an additional copy to:

                    The Walt Disney Company
                    Attention: Corporate Legal-Real Estate

       If by messenger:

                    3800 West Alameda Street, 20'x' Floor
                    Burbank, CA 91505-6375

       If by mail:
                    500 South Buena Vista Street
                    Burbank, CA 91521-6375

LESSEE:             Physiologic Reps Inc.
                    932 Grand Central Avenue
                    Glendale, CA 91201
                    Attention: Al Guadagno, Senior Vice President

or such other address(es) as either party may from time to time designate as its notice address by notifying the other party thereof. Notice so sent shall be deemed given (a) when personally delivered, or (b) on the first business day following deposit with Federal Express or a comparable overnight courier service providing written evidence of delivery, or (c) five business days following deposit in the United States mail, if notice is sent by registered or certified mail, return receipt requested, postage prepaid.

         12. No Use of Disney Name. Lessee does not acquire any right under this Amendment or the Lease to use, and shall not use, Lessor's name, the name "Disney" (either alone or in conjunction with or as part of any other word or name) or any registered trademarks or service marks or any fanciful characters or designs of Lessor or Lessor's affiliates: (i) in any advertising, publicity or promotion; (ii) to express or imply any endorsement by Lessor of any services of Lessee or any other person or entity; or (iii) in any other manner whatsoever (whether or not similar to the uses hereinabove specifically prohibited). The provisions of this Section 12 shall survive the expiration or earlier termination of the Lease or this Amendment.

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         13. No Changes: Conflicting Terms. Except as expressly modified hereby, all terms and conditions of the Lease, shall remain in full force and effect, shall be binding on the parties hereto, and are hereby ratified and affirmed. In the event a conflict exists between, the terms and conditions of this Amendment and the terms and conditions of the Lease, the terms and conditions of this Amendment shall control.

         14. Miscellaneous. The mutual obligations of the parties as provided herein are the sole consideration for this Amendment, and no representations, promises or inducements relating to this Amendment have been made by the parties other than as appear in this Amendment. This Amendment may not be amended except in writing signed by both parties. The representations, agreements and obligations contained in this Amendment shall survive the execution and delivery of this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which. taken together, shall constitute one and the same agreement. This Amendment and the terms and provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto, and their respective heirs, successors, legal representatives and assigns. This Amendment shall be construed and enforced in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first set forth above.

                                            LESSOR:

                                            WALT DISNEY WORLD CO., a Florida
                                            corporation, as successor in
                                            interest to The
                                            Prudential Insurance Company of
                                            America

                                    By: /s/ Marsha L. Reed, Assistant Secretary

                                            LESSEE:

                                            PHYSIOLOGIC REPS INC., a California
                                            corporation

                                        /s/ A1 Guadagno

                                    Title:  Senior Vice President and CFO